Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Arbor Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c); 457(h)	6,217,547	$13.63(2)	$84,745,165.61	0.0001476	$12,508.39
Total Offering Amounts					$84,745,165.61		$12,508.39
Total Fee Offsets(3)							-
Net Fee Due							$12,508.39

(1)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”) of Arbor Realty Trust, Inc. (the “Company”), available for future issuance under the Arbor Realty Trust, Inc. 2024 Amended Omnibus Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)

Determined on the basis of the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on May 22, 2024, a date within five business days prior to the filing of this registration statement, of $13.78 and $13.48, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3)	The Company does not have any fee offsets.